Exhibit 99.1

Advaxis, Inc. Issues Letter to Shareholders

August 22, 2019 08:00 AM Eastern Daylight Time

PRINCETON, N.J.--(BUSINESS WIRE)--Advaxis, Inc. (Nasdaq: ADXS), a clinical-stage biotechnology company focused on the discovery, development and commercialization of immunotherapy products, today announced that its chief executive officer, Kenneth A. Berlin, issued an open letter to Advaxis’ stockholders. The following letter can also be viewed on the Investor Relations section of the Advaxis website.

Dear Stockholders,

Innovation, particularly in a highly regulated industry such as drug development, often results in ebbs and flows of successes and failures accompanied by investor optimism and skepticism. Groundbreaking approaches such as the use of monoclonal antibodies, targeted therapies and checkpoint inhibition in immune therapy, which now form the foundation of the oncology biotech industry, all experienced similar innovation cycles. In each case, there was a great deal of initial excitement followed by a healthy dose of skepticism before each of these modalities ultimately proved themselves beneficial in the transformation of patient care.

We believe that neoantigen-directed immunotherapy is going through a similar cycle. This is yet another example of an innovative approach to oncology treatment that received significant initial enthusiasm driven by the discovery that neoantigens play a central role in driving the responses in patients who respond to immune checkpoint inhibitors. This initial enthusiasm has waned somewhat over the past year as investors await more tangible clinical results, and as a result the market valuations of companies in the field, including ours and others who recently went public, have significantly underperformed relative to the broader biotech industry. Clearly, there are other factors that may have affected our share price, such as our transition from a company with a late-stage asset to a clinical development company running Phase 1 and Phase 2 clinical trials. We have been navigating this transition with a focus on the innovative field of neoantigen-directed immunotherapies and building on the early promising data we have seen in our ADXS-NEO clinical trial.

Here at Advaxis, we have developed a technology that harnesses the patient’s own immune system in an effort to fight and destroy cancer cells. We believe our technology may be one of the best ways to stimulate the immune system and we are in the process of generating data to demonstrate its clinical potential. Over nearly two decades we have optimized our Lm Technology platform by studying a number of different drug constructs derived from this platform. These efforts and results have taught us that our technology is highly immunogenic (i.e., is able to generate a rapid and robust immune response) and has the capacity to incorporate a large number of antigen targets. We believe these qualities, among others, make our platform well-suited to target the large and diverse number of neoantigen targets found across different patients. Thus far in 2019, we have presented preliminary data on our personalized neoantigen program (ADXS-NEO) in which we observed the ability to generate important T cells that target and kill cancer cells in the first several patients enrolled in the study. We believe this is a critical step in the process of eradicating cancer cells.

Like all technologies, the process to demonstrate clinical proof-of-concept takes time. The results to date reinforce our belief that our platform is able to harness a strong immunological response and are now evaluating the translation of this response into clinical improvement for people with cancer. Although our stock price remains under pressure, we are managing those elements of our business that we can control – which include generating data and advancing our pipeline. As such, we will continue to report data from our programs throughout the remainder of 2019 and into 2020.

We remain steadfast in our commitment to our core priority – demonstrating that our unique platform can impact the fight against cancer. To achieve this, we are prudently managing our expenses to the level which, in our judgment, is appropriate for our programs. Relatedly, we continue to explore different avenues through which to finance our programs and are aggressively pursuing business development efforts that we anticipate will expand our network of partners to assist in moving these programs forward.

Based on the immunological responses observed to date, the data we anticipate generating from our clinical trials over the next several quarters, and the dedication and passion of the entire team at Advaxis, we believe our current strategy will position the company to advance neoantigen-directed immunotherapies into late stage clinical development and ultimately to commercialization.

We look forward to sharing our achievements with you as we continue to execute on our strategy and our mission to improve the lives of people with cancer.

Sincerely,

Kenneth A. Berlin

President and CEO, Advaxis, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the expected use of proceeds from the proposed offering. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on January 11, 2019, and its periodic reports on Form 10-Q and Form 8-K, as well as the risks identified in the registration statement and the preliminary prospectus supplement relating to the offering. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Tim McCarthy, LifeSci Advisors, LLC
tim@lifesciadvisors.com